Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in (1) the Registration Statement (Form S-8 No. 333-179441) pertaining to the 2006 Stock Incentive Plan and 2006 Employee Stock Purchase Plan of Mueller Water Products, Inc. and (2) the Registration Statement (Form S-3 No. 333-182160) of our reports dated November 29, 2012, with respect to the consolidated financial statements of Mueller Water Products, Inc. and the effectiveness of internal control over financial reporting of Mueller Water Products, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2012.

/s/ Ernst & Young LLP
Atlanta, Georgia
November 29, 2012